Exhibit 4: Operating Results by Business Unit in Ch$ millions
(Six Months Ended June 30)

YTD 2003	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	58.222	29.588	21.653	15.682	125.145
COGS	(52.128)	(25.749)	(18.789)	(11.730)	(108.396)
Gross Income	6.094	3.839	2.864	3.952	16.749
Gross Margin	10,5%	13,0%	13,2%	25,2%	13,4%
SG&A	(5.715)	(2.001)	(1.583)	(1.855)	(11.154)
% sales	9,8%	6,8%	7,3%	11,8%	8,9%
Operating Income	379	1.838	1.281	2.097	5.595
Operating Margin	0,7%	6,2%	5,9%	13,4%	4,5%

EBITDA	4.000	3.071	2.419	2.405	11.895
Segment Contribution
% Revenues	46,5%	23,6%	17,3%	12,5%	100,0%
% Operating Income	6,8%	32,9%	22,9%	37,5%	100,0%

YTD 2004	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	84.392	40.340	22.046	14.341	161.119
COGS	(72.935)	(33.772)	(18.292)	(10.671)	(135.670)
Gross Income	11.457	6.568	3.754	3.670	25.449
Gross Margin	13,6%	16,3%	17,0%	25,6%	15,8%
SG&A	(5.963)	(2.043)	(1.710)	(1.638)	(11.354)
% sales	7,1%	5,1%	7,8%	11,4%	7,0%
Operating Income	5.494	4.525	2.044	2.032	14.095
Operating Margin	6,5%	11,2%	9,3%	14,2%	8,7%

EBITDA	8.553	5.765	3.140	2.356	19.814
Segment Contribution
% Revenues	52,4%	25,0%	13,7%	8,9%	100,0%
% Operating Income	39,0%	32,1%	14,5%	14,4%	100,0%

2003 versus 2002 % change	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	44,9%	36,3%	1,8%	-8,6%	28,7%
COGS	39,9%	31,2%	-2,6%	-9,0%	25,2%
Gross Income	88,0%	71,1%	31,1%	-7,1%	51,9%
SG&A	4,3%	2,1%	8,0%	-11,7%	1,8%
Operating Income	1349,6%	146,2%	59,6%	-3,1%	151,9%

EBITDA	113,8%	87,7%	29,8%	-2,0%	66,6%

Última actualización 13/08/2004